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                                                                    EXHIBIT 23.5

                             W.D. VON GONTEN & CO.

May 10, 2001

Contango Oil & Gas Company
3700 Buffalo Speedway, Suite 960
Houston, Texas 77098

  Re: Contango Oil & Gas Company, Registration Statement on Form S-1 dated on or about May 14, 2002

Gentlemen:

   The firm of W.D. Von Gonten & Co. consents to the use of its name and to the use of its report regarding Contango Oil & Gas Company's Proved Reserves and Future Net Revenue as of April 1, 2002 in Contango's Registration Statement on Form S-1 dated on or about May 14, 2002.

   W.D. Von Gonten & Co. has no interests in Contango Oil & Gas Company or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Contango Oil & Gas Oil Company. Contango Oil & Gas Oil Company does not employ us on a contingent basis.

Yours very truly,

W.D. VON GONTEN & CO.

/s/ WILLIAM D. VON GONTEN, JR.
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By:William D. Von Gonten, Jr.
Its:President